ATSG notified by DHL of intent to reactivate CVG facility

WILMINGTON, OH - April 17, 2009 - Air Transport Services Group, Inc. (NASDAQ:ATSG) said today that its subsidiary ABX Air bas been informed by DHL Express that it plans to move its U.S. gateway and national package sorting operations from Wilmington to the Cincinnati/Northern Kentucky International Airport in Hebron, Ky.

ABX Air has provided air transport and package sorting services at the air park in Wilmington since 1980, first as a unit of Airborne Express and since 2003 as an independent company, operating under two commercial agreements with DHL. The ACMI Agreement, covering air transport services, renews automatically in August 2010 unless a one-year notice of termination is given by either party. The Hub Services Agreement renews annually in August unless a 90-day notice of termination is given by either party.

ATSG said it does not expect the DHL announcement to affect ABX Air's ACMI Agreement with DHL.

ABX Air will work with DHL to support the transition, which is expected to be completed when the Cincinnati-area facility begins operating in mid- to late summer. After the transition, ABX Air flights under the ACMI agreement will operate from the Cincinnati airport.

DHL has stated that all former and current employees at the Wilmington air park will be encouraged to apply for positions at the Cincinnati airport. ABX employees impacted by this move will receive the same severance package and assistance programs as employees previously laid-off as a result of the DHL restructuring program.

About Air Transport Services Group, Inc.

ATSG is a leading provider of air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. Through five principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier Certificates, ATSG also provides aircraft leasing, aircraft maintenance services, airport ground services, fuel management, specialized transportation management, and air charter brokerage services. ATSG's subsidiaries include ABX Air, Inc., Air Transport International, LLC, Capital Cargo International Airlines, Inc., Cargo Aircraft Management, Inc., and LGSTX Services, Inc.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group's ("ATSG's") actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, further reductions in the scope of services that ABX Air is performing under its commercial agreements with DHL and the rate at which those reductions occur, ABX Air's ability to maintain cost and service level performance under its commercial agreements with DHL, and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact:
Air Transport Services Group, Inc.
Quint Turner
937-382-5591